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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM 8-A
              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                          LASER VISION CENTERS, INC.
                  (Exact name of registrant in its charter)



         Delaware                                            43-1530063
(State of incorporation or                                (I.R.S. Employer
       organization)                                   identification number)




      540 Maryville Centre Drive, Suite 200                      63141
             St. Louis, Missouri                              (zip code)
    (Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:


   Title of each class                    Name of each exchange on which
   to be so registered                    each class is to be registered
   -------------------                    ------------------------------
         None                                       None


Securities to be registered pursuant to Section 12(g) of the Act:

                   Common Stock, par value $0.01 per share
                              (Title of Class)
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DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The Shares offered hereby are shares of Common Stock of the Company. Dividends may be paid on the Common Stock of the Company at the discretion of the Board of Directors, but no dividend or distribution may be made to holders of Common Stock other than a dividend payable in Common Stock of the Company until all accrued dividends on Preferred Stock of the Company have been paid. The Common Stock has exclusive voting power except as required by law and except to the extent that voting rights are granted in connection with the issue of Preferred Stock. There are no preemption rights in conjunction with ownership of the Common Stock of the Company.

         The Company's Articles of Incorporation contain an anti-takeover provision which makes the company a less attractive target for an acquisition of control by an outsider which does not have the support of the Company's Board of Directors. This provision requires an affirmative vote of 80% of all outstanding shares to approve certain business combinations involving entities owning beneficially at least 10% of the Company's shares. It also requires that such business combinations be approved by a majority of the outstanding shares, excluding any shares owned beneficially by entities seeking to participate in such business combinations.

         The Company's Amended Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock, thus making it difficult for a third party to obtain voting control of the Company. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

EXHIBITS

         1.*     Specimen of Certificate representing Registrant's Common
                 Stock.
         2. Restated Certificate of Incorporation, as amended, of Registrant.
         2.1 Certificate of Amendments of Certificate of Incorporation of Registrant
         2.2     Restated Bylaws of Registrant.


           * Incorporated by reference from Registration Statement No. 33-33843 effective on April 3, 1991.

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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                  LASER VISION CENTERS, INC.
                                                  (Registrant)



Dated: November 15, 1996                   By: /s/ John Klobnak
                                              ----------------------------
                                                  John Klobnak
                                                  Chief Executive Officer